Exhibit 3.2

BY-LAWS
OF
KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.
A Delaware Corporation
Effective May 31, 2018

117112986

Exhibit 3.2

TABLE OF CONTENTS
Page

OFFICES	1
Section 1.Registered Office    1
Section 2.Other Offices    1

MEETINGS OF STOCKHOLDERS	1
Section 1.Place of Meetings    1
Section 2.Annual Meetings    1
Section 3.Special Meetings    1
Section 4.Notice    1
Section 5.Nature of Business at Meetings of Stockholders    2
Section 6.Nomination of Directors    3
Section 7.Adjournments    6
Section 8.Quorum    6
Section 9.Voting    6
Section 10.Proxies    7
Section 11.Consent of Stockholders in Lieu of Meeting.    7

1

Exhibit 3.2

Section 12.List of Stockholders Entitled to Vote    8
Section 13.Record Date.    8
Section 14.Stock Ledger    9
Section 15.Conduct of Meetings    9
Section 16.Inspectors of Election    9
Section 17.Stockholder Nominations Included in the Corporation’s Proxy Materials.    10

DIRECTORS	16
Section 1.Number; Classification and Election of Directors    16
Section 2.Vacancies    17
Section 3.Duties and Powers    18
Section 4.Meetings    18
Section 5.Organization    18
Section 6.Resignations and Removals of Directors    19
Section 7.Quorum    19
Section 8.Actions of the Board by Written Consent    19
Section 9.Meetings by Means of Conference Telephone    20

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Exhibit 3.2

Section 10.Committees    20
Section 11.Compensation    22
Section 12.Interested Directors    22
Section 13.Chairman of the Board of Directors    23
Section 14.Lead Independent Director    23
Section 15.Vice Chairman    24

OFFICERS	24
Section 1.General    24
Section 2.Election    24
Section 3.Voting Securities Owned by the Corporation    24
Section 4.Chief Executive Officer    25
Section 5.President    25
Section 6.Vice Presidents    25
Section 7.Chief Administrative Officer    25
Section 8.Chief Financial Officer    25
Section 10.Secretary    26

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Exhibit 3.2

Section 14.Combination of Offices    26
Section 15.Other Officers    26

STOCK	26
Section 1.Shares of Stock    26
Section 2.Signatures    26
Section 3.Lost Certificates    26
Section 4.Transfers    27
Section 5.Dividend Record Date    27
Section 6.Record Owners    27
Section 7.Transfer and Registry Agents    27

NOTICES	28
Section 1.Notices    28
Section 2.Waivers of Notice    28

GENERAL PROVISIONS	28
Section 1.Dividends    28
Section 2.Disbursements    29
Section 3.Fiscal Year    29

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Exhibit 3.2

Section 4.Corporate Seal    29

INDEMNIFICATION	29
Section 1.Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation    29
Section 2.Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation    29
Section 3.Authorization of Indemnification    30
Section 4.Good Faith Defined    30
Section 5.Indemnification by a Court    30
Section 6.Expenses Payable in Advance    31
Section 7.Non-exclusivity of Indemnification and Advancement of Expenses    31
Section 8.Insurance    31
Section 9.Certain Definitions    31
Section 10.Survival of Indemnification and Advancement of Expenses    32
Section 11.Limitation on Indemnification    32
Section 12.Indemnification of Employees and Agents    32

AMENDMENTS	32

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Exhibit 3.2

Section 1.Amendments    32
Section 2.Entire Board of Directors    33

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Exhibit 3.2

RESTATED BY-LAWS

OF

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

(HEREINAFTER CALLED THE “CORPORATION”)

Exhibit 3.2

ARTICLE I
OFFICES
Section 11.    Registered Office. The registered office of the Corporation shall be in the City of Dover, County of Kent, State of Delaware.
Section 11.    Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 11.    Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.
Section 11.    Annual Meetings. The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.
Section 11.    Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), Special Meetings of Stockholders, for any purpose or purposes, may be called by (i) the Board of Directors or (ii) the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation or the Lead Independent Director (if any); and shall be called by the Board of Directors at the request of stockholders as provided in the Certificate of Incorporation. Such request shall state the purpose or purposes of the proposed Special Meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).
Section 11.    Notice. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.
Section 11.    Nature of Business at Meetings of Stockholders. Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 6 of this Article II) may be transacted at an Annual Meeting of Stockholders as is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the

Exhibit 3.2

Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 5 of this Article II and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 5 of this Article II.
In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such business must be a proper subject for stockholder action under the laws of the State of Delaware and such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, subject to the last sentence of this paragraph, that in the event that the Annual Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (a) as to each matter such stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, and (b) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of such person, (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for,

Exhibit 3.2

such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person, (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to bring such business before the Annual Meeting; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with a contested solicitation of proxies by such person with respect to the proposed business to be brought by such person before the Annual Meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.
A stockholder providing notice of business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 5 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the Annual Meeting.
No business shall be conducted at the Annual Meeting of Stockholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 5 of this Article II; provided, however that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 5 of this Article II shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the Annual Meeting and such business shall not be transacted.
Nothing contained in this Section 5 of this Article II shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).
Section 11.    Nomination of Directors.
(a)    Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided with respect to the right of holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) in the Certificate of Incorporation or in the resolution or resolutions adopted by the

Exhibit 3.2

Board providing for the issuance of such stock to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors, (x) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (y) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 6 of this Article II.
(b)    In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
(c)    To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation (x) in the case of an Annual Meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, subject to the last sentence of this paragraph, that in the event that the Annual Meeting of Stockholders is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs; and (y) in the case of a Special Meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Special Meeting was mailed or public disclosure of the date of the Special Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting or a Special Meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d)    To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (x) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of

Exhibit 3.2

such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (y) as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and record address of such person; (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee or any other person or persons (including their names) pursuant to which the nominations) are being made by such person, and any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting or Special Meeting to nominate the persons named in its notice; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
(e)    A stockholder providing notice of any nomination proposed to be made at an Annual Meeting or Special Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting or Special Meeting, and such update and supplement shall be

Exhibit 3.2

delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such Annual Meeting or Special Meeting.
(f)    No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 6 of this Article II. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
(g)    Nothing contained in this Section 6 of this Article II shall be deemed to affect any rights of stockholders to request inclusion of nominees for director in the Corporation’s proxy statement pursuant to Section 17 of this Article II.
Section 11.    Adjournments. Any meeting of the stockholders may be adjourned from time to time by the stockholders entitled to vote thereat, present in person or represented by proxy, or the Chairman of the meeting to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to notice of and to vote at the meeting.
Section 11.    Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of shares of capital stock of the Corporation representing a majority of the voting power of the shares of the Corporation’s capital stock issued and outstanding and entitled to vote with respect to the particular matter, present in person or represented by proxy, shall constitute a quorum of the stockholders for the transaction of business with respect to such matter. A quorum, once established, shall not be broken by the withdrawal of holders of enough voting power to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, or the Chairman of the meeting shall have power to adjourn the meeting from time to time, in the manner provided in Section 7 hereof, until a quorum shall be present or represented.
Section 11.    Voting. Unless otherwise required by law, the Certificate of Incorporation or these ByLaws, or the rules of any stock exchange on which the Corporation’s shares are listed and traded, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in

Exhibit 3.2

person or represented by proxy shall be the act of such class or series. Except as otherwise provided by law, each stockholder of record of any series of Preferred Stock shall be entitled at each meeting of the stockholders to such number of votes, if any, for each share of such stock as may be fixed in the Certificate of Incorporation or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, each stockholder of record of Class B Common Stock (as defined in the Certificate of Incorporation) shall be entitled at each meeting of the stockholders to two votes for each such share of such stock and each stockholder of record of Class A Common Stock (as defined in the Certificate of Incorporation) shall be entitled at each meeting of the stockholders to one vote for each share of such stock, in each case, registered in such stockholder’s name on the books of the Corporation on the date fixed pursuant to Section 13 of Article II of these ByLaws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, may require that any votes cast at such meeting shall be cast by written ballot.
Section 11.    Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:
(a)    A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(b)    A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.
Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing

Exhibit 3.2

or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
Section 11.    Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at a meeting of the stockholders of the Corporation, or any action that may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof. This consent shall have the same effect as a unanimous vote of stockholders and may be stated as such in any document.
Section 11.    List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Section 12.    Record Date.
(a)    In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Exhibit 3.2

(b)    In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting or request that the Board of Directors call a Special Meeting of Stockholders pursuant to Section 3 of Article II, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent or request that the Board of Directors call a Special Meeting pursuant to Section 3 of Article II shall, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting or request that the Board of Directors call a Special Meeting pursuant to Section 3 of Article II, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken or on which a signed request by a stockholder to call a Special Meeting pursuant to Section 3 of Article II (as applicable) is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded, to the attention of the Secretary of the Corporation. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.
Section 13.    Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 12 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.
Section 11.    Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the Chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the Chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Chairman of the meeting shall determine; (v) restrictions on entry to the meeting

Exhibit 3.2

after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.
Section 11.    Inspectors of Election. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.
Section 12.    Stockholder Nominations Included in the Corporation’s Proxy Materials.
(a)    Definitions. For purposes of this Section 17 of this Article II, the following terms shall have the meanings set forth below, except as otherwise provided herein.
“Eligible Holder” is a person who has either (i) been a record holder of the shares of Common Stock used to satisfy the eligibility requirements of Section 17(d) of this Article II continuously for the three (3)year period as described in Section 17(d) of this Article II, or (ii) provides to the Secretary of the Corporation, within the time period specified in Section 17(e) of this Article II, evidence of continuous ownership of such shares for such three (3)year period from one or more securities intermediaries in a form that the Board of Directors, or its designee, acting in good faith, determines would be acceptable for purposes of a stockholder proposal under Rule 14a8(b)(2) under the Exchange Act (or any successor rule).

“Maximum Number” with respect to any Annual Meeting, means that number of nominees for election to the Board of Directors that constitutes no more than 20% of the total number of directors of the Corporation as of the last day on which a Nomination Notice may be submitted pursuant to Section 17(e) of this Article II (rounded down to the nearest whole number), but not less than two (2). The Maximum Number shall be subject to the adjustments described in Section 17(c) of this Article II.

“Minimum Number” means 3% of the Corporation’s issued and outstanding shares of Common Stock as of the most recent date for which such amount is given in any filing made by the Corporation with the SEC prior to the submission of the Qualified Nomination Notice.

“Qualified Nomination Notice” means a notice given by a Nominating Stockholder that complies with the requirements of Section 17(e) of this Article II and names a Nominee.

Exhibit 3.2

“Nominating Stockholder” means an Eligible Holder or group of up to 20 Eligible Holders who nominate a nominee for election to the Board of Directors.

“Nominee” means any person nominated for election to the Board of Directors by a Nominating Stockholder that, individually and collectively, in the case of a group, satisfy all applicable procedures set forth in Section 17(d) and 17(e) of this Article II.
(b)    Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 17 of this Article II, if expressly requested in a Qualified Nomination Notice delivered by a Nominating Stockholder, the Corporation shall include in its proxy statement for any Annual Meeting:
(i)    the name of the Nominee, which shall also be included on the Corporation’s form of proxy and ballot;
(ii)    disclosures about the Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(iii)    any statement included by the Nominating Stockholder in the Qualified Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors (subject, without limitation, to Section 17(e)(ii) of this Article II), if such statement does not exceed 500 words; and
(iv)    any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 17 of this Article II.
(c)    Maximum Number of Nominees.
(i)    The Corporation shall not be required to include in the proxy statement for an Annual Meeting more Nominees than the Maximum Number for such Annual Meeting. The Maximum Number for a particular Annual Meeting shall be reduced by: (1) Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such Annual Meeting, and (2) the number of incumbent directors who were Nominees with respect to any of the preceding two Annual Meetings and whose reelection at the upcoming Annual Meeting is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 17(e) of this Article II, but before the date of the Annual Meeting, and the Board of Directors resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

Exhibit 3.2

(ii)    If the number of Nominees pursuant to this Section 17 of this Article II for any Annual Meeting exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Qualified Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Qualified Nomination Notice as set forth in Section 17(e) of this Article II, a Nominating Stockholder becomes ineligible or withdraws its nomination, or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder, and (2) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the Annual Meeting.
(d)    Eligibility of Nominating Stockholder.
(i)    An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 17 of this Article II only if the person or group (in the aggregate) has continuously owned at least the Minimum Number of shares of the Common Stock (as adjusted for any stock splits, stock dividends or similar events) throughout the three (3)year period preceding, including the date of submission of, the Qualified Nomination Notice, and continues to own at least the Minimum Number through the date of the Annual Meeting. A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Qualified Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 17 of this Article II, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. If any stockholder withdraws from a group of Eligible Holders acting together as a Nominating Stockholder at any time prior to the Annual Meeting, the group of Eligible Holders shall only be treated as owning the shares held by the remaining members of the group.
(ii)    For purposes of this Section 17(d) of this Article II, an Eligible Holder “owns” only those outstanding shares of Common Stock as to which the Eligible Holder possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of

Exhibit 3.2

shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Common Stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a Nominee or other intermediary, so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest (including the opportunity for profit and risk of loss on) in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of Common Stock are “owned” for these purposes shall be determined by the Board of Directors, acting in good faith.
(iii)    No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Qualified Nomination Notice.
(e)    Qualified Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s Annual Meeting, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Qualified Nomination Notice”); provided, however, that if (and only if) the Annual Meeting is not scheduled to be held within a period that commences thirty (30) days before the anniversary date of the prior year’s Annual Meeting of stockholders and ends thirty (30) days after such anniversary date (an Annual Meeting date outside such period being referred to herein as an “Other Meeting Date”), the Qualified Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is one hundred eighty (180) days prior to such Other Meeting Date or the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed:

Exhibit 3.2

(i)    A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(ii)    A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member): (A) the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (B) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (C) a representation and warranty that the Nominee’s candidacy or, if elected, Board of Directors membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded; (D) a representation and warranty that the Nominee: (1) does not have any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s corporate governance guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded; (2) meets the Audit Committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded; (3) is a “nonemployee director” for the purposes of Rule 16b3 under the Exchange Act (or any successor rule); (4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code, as amended (or any successor provision); and (5) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”) or Item 401(f) of Regulation SK (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee; (E) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 17(d) of this Article II and has provided evidence of ownership to the extent required by Section 17(d) of this Article II; (F) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the share ownership eligibility requirements described in Section 17(d) of this Article II through the date of the Annual Meeting; (G) details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the five (5) years preceding the submission of the Qualified Nomination Notice; (H) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a1(l) of the Exchange Act (without reference to the exception in Rule 14a1(l)(2)(iv) of the Exchange Act) (or any successor rules) with respect to the Annual Meeting, other than with respect to the Nominee or any nominee of the Board; (I) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the Annual Meeting; (J) if desired, a statement for inclusion in the proxy statement in support of

Exhibit 3.2

the Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a9; (K) in the case of a nomination by a group, the designation by all group members of one group member who is authorized to act on behalf of all group members with respect to all matters relating to the nomination, including withdrawal of the nomination; and (L) the information required to be included in a stockholder’s notice referenced in Section 6(d) of Article II;
(iii)    An executed agreement, which must be submitted within seven (7) days of the Nominating Stockholder’s first submission of any information required by this Section 17 of this Article II, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees: (A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (B) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Qualified Nomination Notice; (D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 17 of this Article II, or otherwise arising out of any nomination, solicitation or other activity by any Nominating Stockholder in connection with its efforts under this Section 17 of this Article II; (E) if any information included in the Qualified Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 17(d) of this Article II, to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and

Exhibit 3.2

(iv)    An executed agreement, which must be submitted within seven (7) days of the Nominating Stockholder’s first submission of any information required by this Section 17 of this Article II, in a form determined to be satisfactory by the Board of Directors, or its designee, acting in good faith, by the Nominee: (A) to provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request; (B) that the Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s corporate governance guidelines and code of ethical conduct and any other Corporation policies and guidelines applicable to directors as adopted from time to time; and (C) covenant that the Nominee will promptly and fully disclose to the Corporation if the Nominee is or becomes a party to (1) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation, (2) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation, or (3) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.
The information and documents required by this Section 17(e) of this Article II shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor items) in the case of a Nominating Stockholder or group member that is an entity. The Qualified Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 17(e) of this Article II (other than such information and documents contemplated to be provided after the date the Qualified Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.
(f)    Exceptions.
(i)    Notwithstanding anything to the contrary contained in Section 17 of this Article II, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Qualified Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if: (A) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 17 of this Article II or the Nominating Stockholder withdraws its nomination; (B) the Board of Directors, acting in good faith, determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the By-Laws or Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including

Exhibit 3.2

any rules or regulations of any stock exchange on which the Corporation’s securities are traded; (C) the Nominee was nominated for election to the Board of Directors pursuant to this Section 17 of this Article II at one of the Corporation’s two (2) preceding Annual Meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of Common Stock entitled to vote for such Nominee; (D) the Nominee has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or (E) the Corporation is notified, or the Board of Directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 17(d) of this Article II, any of the representations and warranties made in the Qualified Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 17 of this Article II.
(ii)    Notwithstanding anything to the contrary contained in this Section 17 of this Article II, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors in good faith determines that: (A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (B) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
(iii)    The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
ARTICLE III
DIRECTORS
Section 11.    Number; Classification and Election of Directors.
(a)    The Board of Directors shall consist of not less than three (3) members, the exact number of which shall be fixed from time to time by the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The directors in Class I shall serve for an initial term expiring at the Corporation’s first Annual Meeting held after the Charter Amendment Effective Time (as defined in the Certificate of Incorporation), the directors in Class II shall serve for an initial term expiring at the Corporation’s second Annual Meeting held after the Charter Amendment Effective Time, and the directors in Class III shall serve for an initial

Exhibit 3.2

term expiring at the Corporation’s third Annual Meeting held after the Charter Amendment Effective Time, with each director in a class to hold office until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. At the Corporation’s third Annual Meeting held after the Charter Amendment Effective Time and at each subsequent Annual Meeting of Stockholders of the Corporation, the directors (or successors) of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election, with each director in a class to hold office until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.
(b)    Except as otherwise provided as to any series of Preferred Stock in the Certificate of Incorporation or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, newly created directorships resulting from an increase in the number of authorized directors, and directorships eliminated as a result of a decrease in the number of authorized directors, shall be apportioned by the Board of Directors among Class I, Class II and Class III so that the number of directorships in Class I, Class II and Class III shall be as nearly equal as reasonably possible. No decrease in the number of authorized directors shall shorten the term of any incumbent director.
(c)    Except as provided in Section 2 of this Article III, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date of such meeting.
(d)    At least two-thirds of the directors shall consist of persons who are not employees of the Corporation or of any subsidiary of the Corporation, provided that there shall not be at any time more than two directors who are employees of the Corporation. Should the death, resignation or other removal of any nonemployee director result in the failure of the requirement set forth in the preceding sentence to be met, such requirement shall not apply during the time of the vacancy caused by the death, resignation or removal of any such non-employee director, and the remaining directors of the Corporation shall cause any such vacancy to be filled in accordance with these ByLaws within a reasonable period of time. At the Annual Meeting or a Special Meeting at which directors are to be elected in accordance with the Corporation’s notice of meeting, directors shall be elected in accordance with the requirements of these ByLaws and the Certificate of Incorporation.
(e)    To be eligible for election or reelection and to be seated as a director of the Corporation, a person must agree in advance to abide by (i) the Corporation’s director resignation policy applicable to any director who fails to receive the required number of votes for reelection in connection with the Company’s majority voting requirements and (ii) the applicable

Exhibit 3.2

corporate governance, trading, conflict of interest and confidentiality policies and guidelines of the Corporation applicable to directors.
Section 11.    Vacancies. Except as otherwise provided as to any series of Preferred Stock in the Certificate of Incorporation or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, vacancies on the Board of Directors arising from a director’s death, resignation or removal and newly created directorships resulting from an increase in the number of authorized directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any director chosen in accordance with the preceding sentence shall hold office until the next election of the class for which such director shall have been chosen, and until his or her successor shall be elected and qualified. Unless otherwise required by law or the Certificate of Incorporation, vacancies on any committee of the Board of Directors arising from the death, resignation or removal of a member of the committee and newly created committee memberships resulting from an increase in the number of authorized members of the committee shall be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director and any member of a committee of the Board of Directors so chosen shall hold office until his or her successor is duly appointed by the Board of Directors or until his or her earlier death, resignation or removal.
Section 11.    Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these ByLaws required to be exercised or done by the stockholders.
Section 11.    Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special Meetings of the Board of Directors may be called by the Chairman or by a majority of the directors. Special Meetings of any committee of the Board of Directors may be called by the Chairman of such committee, if there be one, or a majority of the directors serving on such committee. Notice thereof stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than fortyeight (48) hours before the date of the meeting, by telephone, telegram or electronic means on twentyfour (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.
Section 11.    Organization. At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors or the Chairman of such committee, as the case may be, or, in his or her absence or if there be none, the Vice Chairman of the Board of Directors or the Vice Chairman of such committee, if there be one, or another director chosen by a majority of the directors present, shall act as chairman of the meeting. Except as provided below, the Secretary

Exhibit 3.2

of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.
Section 11.    Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation and, in the case of a committee, to the Chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors; provided that if the director serving as Chairman of the Board of Directors is an Independent Director (as defined in the Corporation’s Certificate of Incorporation) then such director, or if the Chairman of the Board of Directors is not an Independent Director then the director serving as Lead Independent Director, may only be removed as a director with the affirmative vote of the holders of a majority of the shares of Class A Common Stock excluding Permitted Holders and Affiliated Persons. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors. “Permitted Holder” shall mean (i) Jerry Moyes, Vickie Moyes and their respective estates, executors and conservators, (ii) any trust (including the trustee thereof) established for the benefit of Jerry Moyes, Vickie Moyes or any children (including adopted children) thereof, (iii) any such children upon transfer from Jerry Moyes or Vickie Moyes, or upon distribution from any such trust or from the estates of Jerry Moyes or Vickie Moyes and (iv) any corporation, limited liability company or partnership the sole stockholders, members or partners of which are Permitted Holders. “Affiliated Person” means any entity (other than the Corporation or any subsidiary of the Corporation) of which more than 10% of the capital stock or other equity interests or voting power of which is held by one or more Permitted Holders, and any director, officer or employee hereof.
Section 11.    Quorum. Except as otherwise required by law, the Certificate of Incorporation, these By-Laws or the rules and regulations of any securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority

Exhibit 3.2

of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.
Section 11.    Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these ByLaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 11.    Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these ByLaws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.
Section 11.    Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything

Exhibit 3.2

to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these ByLaws and, to the extent that there is any inconsistency between these ByLaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.
The following shall be standing committees of the Board of Directors:
(a)    Executive Committee. The Executive Committee shall consist of the Chairman of the Board of Directors and at least one director who is not an officer of the Corporation, who shall be appointed annually by the Board of Directors, and who shall continue to serve until his successor is appointed. The Committee shall act as an Executive Committee of the Board of Directors, except when the Board of Directors is in session, and shall have and exercise all powers that the Board of Directors may exercise or lawfully delegate. A quorum of the Committee for the transaction of business shall be a majority of its members, including not less than one director who is not an officer of the Corporation. The powers of the Executive Committee shall not include the power:
(i)    to authorize distributions;
(ii)    to the extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), to approve or submit to stockholders any action that requires stockholders approval under the DGCL, the Certificate of Incorporation or these By-Laws;
(iii)    to fill vacancies on the Board of Directors or any committee;
(iv)    to amend the Certificate of Incorporation (except that the Executive Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);
(v)    to approve an agreement and plan of merger or consolidation not requiring stockholder approval;
(vi)    to the extent permitted by the DGCL, to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

Exhibit 3.2

(vii)    to the extent permitted by the DGCL, to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution;
(viii)    to adopt, amend or repeal these By-laws; and
(ix)    to fix the compensation of directors serving on the Board or on any committee.
(b)    Audit Committee. The Audit Committee shall consist of not less than three (3) directors, none of whom are employees, officers, or stockholders holding 10% or more of all of the votes entitled to be cast by holders of all of the outstanding shares of Common Stock. All members of the Audit Committee shall be determined by the Board of Directors to be independent, as that standard is defined in Rule 303A.02 under the NYSE Listed Company Manual, as such rule may be amended, supplemented or replaced from time to time. The Board of Directors shall adopt and maintain a written charter specifying the Audit Committee’s duties, which shall include assisting the Corporation to ensure the fairness and accuracy of the Corporation’s financial statements and the existence of adequate internal financial controls, and the independence of the independent public accountants engaged to audit the Corporation’s financial statements and books and records and to render financial reports concerning the Corporation and its subsidiaries. The Audit Committee shall prepare a report, as required by the United States Securities and Exchange Commission (“SEC”) for inclusion in the Corporation’s annual proxy statement. Each member of the Audit Committee shall have a general familiarity with the requirements of financial reporting and accountability, and at least one member of the Audit Committee shall be a “financial expert,” as defined in Section 303A of the NYSE Listed Company Manual, as such section may be amended, supplemented or replaced from time to time.
(c)    Nominating and Corporate Governance Committee. The Nominating Committee shall consist of not less than two directors, none of whom are employees, officers, or stockholders holding 10% or more of all of the votes entitled to be cast by holders of all of the outstanding shares of Common Stock. All members of the Nominating Committee shall be determined by the Board to be independent, as that standard is defined in Rule 303A.02 under the NYSE Listed Company Manual, as such rule may be amended, supplemented or replaced from time to time. The Board of Directors shall adopt a written charter specifying the Nominating Committee’s duties, which will include, at minimum, that the Nominating Committee shall (i) identify individuals qualified to become directors and assist the Board of Directors in selecting nominees for the Annual Meeting of Stockholders and (ii) recommend to the Board of Directors measures for appropriate corporation governance that comply with all corporate governance rules and standards applied by the NYSE and the SEC.
(d)    Compensation Committee. The Compensation Committee shall consist of not less than two directors who are not employees, officers, or stockholders holding 10% or more of all of the votes entitled to be cast by holders of all of the outstanding shares of Common Stock. All members of the Compensation Committee shall be determined by the Board to be

Exhibit 3.2

independent, as that standard is defined in Rule 303A.02 under the NYSE Listed Company Manual, as such rule may be amended, supplemented or replaced from time to time. The Board of Directors shall adopt and maintain a written charter specifying the Compensation Committee’s duties, which will include, at minimum, that the Compensation Committee shall review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determine and approve the CEO’s compensation level based on the evaluation; make recommendations to the Board of Directors with respect to nonCEO compensation; assist in the development and implementation of a management succession plan, and produce a Compensation Committee report on executive compensation as required by the SEC to be included in the Corporation’s annual proxy statement or annual report.
Section 11.    Compensation. Any officer or employee of the Corporation serving as a director or any member of any committee shall serve without compensation; however, they shall be reimbursed for the necessary expenses incurred in the execution of their duties. Independent directors who are not employees of the Corporation may receive such compensation as the Board of Directors, from time to time, determines appropriate. Nothing in these By-Laws shall preclude the paying by the Corporation of a salary or other compensation to an officer or employee who is also a director.
Section 11.    Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction. In addition to the foregoing, any contract or transaction with a Permitted Holder or Affiliated Person shall be subject to the provisions of Article SIXTH of the Certificate of Incorporation.

Exhibit 3.2

Section 11.    Chairman of the Board of Directors. The Chairman of the Board of Directors shall be elected by the Board of Directors from among its members, and shall not be the Chief Executive Officer or other employee of the Corporation. In addition, so long as the CEO (or if there is no CEO then the person performing the duties of the CEO) is a Permitted Holder or Affiliated Person (as such terms are defined in the Company’s Certificate of Incorporation), the Chairman shall be an Independent Director (as defined in the Company’s Certificate of Incorporation). The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors at which he is present. In the absence or disability of the Chairman of the Board, the duties of the Chairman of the Board (including presiding at meetings of the Board of Directors and at meetings of the stockholders of the Corporation) shall be performed and the authority of the Chairman of the Board may be exercised by the Lead Independent Director, if there be one, or another independent director designated for this purpose by the Board of Directors. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these ByLaws or by the Board of Directors, and shall have the authority to sign such contracts, certificates and other instruments of the Corporation as may be authorized by the Board of Directors. The Chairman of the Board of Directors, if an Independent Director, may be removed from his office as Chairman only with the affirmative vote of a majority of the Independent Directors and only for the following reasons: (1) gross negligence or willful misconduct with respect to the Corporation, (2) breach of a fiduciary duty to the Corporation and its stockholders or (3) a determination by a majority of the Independent Directors that the Chairman is not fulfilling his or her responsibilities in a manner that is in the best interests of the Corporation and its stockholders.
Section 11.    Lead Independent Director. If the Board of Directors appoints as Chairman a director who is not an Independent Director, then at the same time as such appointment, the Board of Directors shall appoint an Independent Director to be the “Lead Independent Director”. The Lead Independent Director shall perform such duties and may exercise such powers as may from time to time be assigned by these ByLaws or by the Board of Directors, and shall have the authority to sign such contracts, certificates and other instruments of the Corporation as may be authorized by the Board of Directors. The Lead Independent Director may be removed from his office as Lead Independent Director only with the affirmative vote of a majority of the Independent Directors and only for the following reasons: (1) gross negligence or willful misconduct with respect to the Corporation, (2) breach of a fiduciary duty to the Corporation and its stockholders or (3) a determination by a majority of the Independent Directors that the Lead Independent Director is not fulfilling his or her responsibilities in a manner that is in the best interests of the Corporation and its stockholders.
Section 12.    Vice Chairman. The Board of Directors may elect from its members a Vice Chairman of the Board of Directors, to serve as Chairman of the Board in the absence or unavailability of the Chairman, or for any other reason.

Exhibit 3.2

ARTICLE IV
OFFICERS
Section 11.    General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a CEO, a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chief Administrative Officer (“CAO”), a Chief Financial Officer (“CFO”) and one or more Assistant CAOs, Assistant CFOs, Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers as may be determined by the Board of Directors. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these ByLaws. The officers of the Corporation need not be stockholders of the Corporation.
Section 11.    Election. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.
Section 11.    Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.
Section 11.    Chief Executive Officer. The CEO shall, subject to the control of the Board of Directors and the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The CEO shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these ByLaws, the Board of Directors or the CEO. The CEO shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these ByLaws or by the Board of Directors,

Exhibit 3.2

subject to the provisions of the Certificate of Incorporation and these ByLaws. If and so long as the Chairman is a Permitted Holder or an Affiliated Person, the CEO (or if there is no CEO, then the person performing the duties of the CEO) shall not be a Permitted Holder or an Affiliated Person.
Section 11.    President. The President shall do and perform such duties and have such powers as from time to time may be assigned to such officer by these By-Laws or by the Board of Directors or the Chief Executive Officer, subject to the provisions of the Certificate of Incorporation and these By-Laws. The President may sign and execute all authorized contracts, checks, and other instruments or obligations in the name of the Corporation. The President, in the event of the absence or inability of the Chairman (or Vice Chairman, if any) and Chief Executive Officer to act, shall have all the powers of both officers.
Section 11.    Vice Presidents. The Board of Directors may, at its option, elect one or more Vice-Presidents, who shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer.
Section 11.    Chief Administrative Officer. The Board of Directors may, at its option, elect a CAO. Subject to the authority of the Board of Directors, the CEO, and the President, the CAO shall have general oversight and review powers over the conduct of the business and affairs of all departments, divisions, and regions of the Corporation and its subsidiaries, if any. The CAO shall periodically report to the CEO, President, and the Board of Directors, as requested. The CAO shall perform such other duties as from time to time may be assigned to him by the CEO, the President, or the Board of Directors.
Section 11.    Chief Financial Officer; Treasurer. The office of Chief Financial Officer, and the office of Treasurer, if any, may be occupied by the same person or by different persons. The Chief Financial Officer and the Treasurer shall have custody of all the funds and securities of the Corporation, subject to all applicable internal controls. The Chief Financial Officer and the Treasurer may endorse on behalf of the Corporation for collection, checks, notes and other obligations, and shall deposit the same to the credit of the Corporation in such bank or banks or depositories as the Board of Directors may designate. The Chief Financial Officer and the Treasurer may (i) sign receipts and vouchers for payments made to the Corporation and (ii) sign checks made by the Corporation and pay out and dispose of the same under the direction of the Board, the Chief Executive Officer or the President. The Chief Financial Officer and the Treasurer shall perform other duties and have such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer.
Section 11.    Secretary. The Secretary shall keep the minutes of all proceedings of the Board and the minutes of all meetings of stockholders. The Secretary may hold any other position to which he has been appointed. The Secretary may sign with the President, in the name of the Corporation, all contracts authorized by the Board, and shall have authority to attest to the authority of the Corporation to act and, if necessary, affix the seal (or other mark) of the Corporation thereto. He shall have charge of all certificate books and such other books and papers as the Board may

Exhibit 3.2

direct. The Secretary shall perform such duties and have such powers as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer. In general, the Secretary shall perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the CEO or the Board of Directors.
Section 11.    Combination of Offices. Any two of the offices hereinabove enumerated may be held by one and the same person, if such person is so elected or appointed.
Section 11.    Other Officers. Such other officers as the Board of Directors or the CEO may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors or the CEO. The Board of Directors or the CEO may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V
STOCK
Section 11.    Shares of Stock. The shares of capital stock of the Corporation may be represented by a certificate or may be uncertificated. Notwithstanding the foregoing, every holder of capital stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the Corporation signed by, or in the name of the Corporation by, (a) the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, and (b) the Chief Financial Officer, the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the Corporation.
Section 11.    Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
Section 11.    Lost Certificates. The Board of Directors may direct a new certificate or uncertificated shares be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the

Exhibit 3.2

alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.
Section 11.    Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these ByLaws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
Section 11.    Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 11.    Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
Section 11.    Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.
ARTICLE VI
NOTICES

Exhibit 3.2

Section 11.    Notices. Whenever written notice is required by law, the Certificate of Incorporation or these ByLaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these ByLaws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed to be revoked if (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. Notice to directors or committee members may be given personally or by telegram, telex, cable or by means of electronic transmission.
Section 11.    Waivers of Notice. Whenever any notice is required by applicable law, the Certificate of Incorporation or these ByLaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or Special Meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these ByLaws.
ARTICLE VII
GENERAL PROVISIONS
Section 11.    Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may

Exhibit 3.2

be declared by the Board of Directors at any regular or Special Meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.
Section 11.    Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
Section 11.    Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
Section 11.    Corporate Seal. The corporate seal shall be in the form determined by the Board of Directors.
ARTICLE VIII
INDEMNIFICATION
Section 11.    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Exhibit 3.2

Section 11.    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 11.    Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
Section 11.    Good Faith Defined. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for

Exhibit 3.2

the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be.
Section 11.    Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 or Section 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
Section 11.    Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
Section 11.    Non-exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these ByLaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified

Exhibit 3.2

in Section 1 or Section 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
Section 11.    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.
Section 11.    Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
Section 11.    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 11.    Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of this Article VIII), the Corporation shall not be obligated to

Exhibit 3.2

indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.
Section 11.    Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.
ARTICLE IX
AMENDMENTS
Section 11.    Amendments. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority vote of the directors present at any meeting of the Board of Directors at which a quorum is present shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation.
Section 11.    Entire Board of Directors. As used in this Article IX and in these By-Laws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

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